Exhibit 99.1
DEX MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31,
	2005	2004
	(Dollars in thousands, except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$1,808	$9,234
Accounts receivable, net	134,816	104,232
Deferred directory costs	293,616	291,237
Current deferred income taxes	21,592	13,438
Other current assets	13,647	13,102

Total current assets	465,479	431,243
Property, plant and equipment, net	106,926	101,471
Goodwill	3,081,446	3,081,446
Intangible assets, net	2,687,957	3,033,659
Deferred income taxes	43,444	85,149
Deferred financing costs	109,033	142,182
Other assets	2,740	2,815

Total Assets	$6,497,025	$6,877,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,160	$48,410
Employee compensation	26,190	36,432
Common stock dividend payable	13,645	13,528
Deferred revenue and customer deposits	221,448	207,655
Accrued interest payable	72,230	63,202
Current portion of long-term debt	239,652	189,534
Other accrued liabilities	29,753	18,563

Total current liabilities	657,078	577,324
Long-term debt	5,053,088	5,537,848
Post-retirement and other post-employment benefit obligations	94,311	81,095
Other liabilities	1,608	1,163

Total Liabilities	5,806,085	6,197,430

Commitments and contingencies (Note 12)
Stockholders’ Equity:
Preferred Stock, $0.01 par value, 250 million shares authorized, of which 200,000 shares were designated as Series A Junior Participating Preferred Stock, none issued and outstanding	—	—
Common stock, $0.01 par value, 700 million shares authorized, 150,689,740 and 150,281,662 shares issued and outstanding at December 31, 2005 and 2004, respectively	1,507	1,503
Additional paid-in capital	795,253	833,736
Accumulated deficit	(107,133)	(153,916)
Accumulated other comprehensive income (loss)	1,313	(788)

Total Stockholders’ Equity	690,940	680,535

Total Liabilities and Stockholders’ Equity	$6,497,025	$6,877,965

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands, except per share data)

Revenue	$1,658,416	$1,602,914	$883,057
Operating Expenses:
Cost of revenue	504,453	485,505	265,333
General and administrative expense	200,291	187,849	114,426
Bad debt expense	52,414	43,717	32,054
Termination of annual advisory fees	—	20,000	—
Depreciation and amortization expense	31,529	30,781	15,360
Amortization of intangibles	345,702	412,441	290,060

Total operating expenses	1,134,389	1,180,293	717,233

Operating income	524,027	422,621	165,824
Other (income) expense:
Interest income	(615)	(666)	(1,095)
Interest expense	446,357	505,470	277,626
Other (income) expense, net	(1,274)	65	12,058

Income (loss) before income taxes	79,559	(82,248)	(122,765)
Income tax provision (benefit)	32,776	(31,472)	(47,729)

Net income (loss)	$46,783	$(50,776)	$(75,036)

Basic and Diluted income (loss) per common share	$0.31	$(0.39)	$(1.09)

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Operating activities:
Net income (loss)	$46,783	$(50,776)	$(75,036)
Adjustments to net income (loss):
Bad debt expense	52,414	43,717	32,054
Depreciation and amortization expense	31,529	30,781	15,360
Amortization of intangibles	345,702	412,441	290,060
Accretion on discount notes	48,484	42,251	3,139
Stock option expense	13,755	1,301	—
Realized gain on foreign currency derivative instrument	—	—	(3,875)
Realized loss on translation of foreign currency debt	—	—	3,908
Amortization of deferred financing costs	36,957	63,479	24,285
Loss on disposition of assets	196	32	—
Deferred tax provision (benefit)	32,765	(31,472)	(47,729)
Changes in operating assets and liabilities:
Accounts receivable	(80,357)	(31,540)	(11,902)
Deferred directory costs	(2,379)	(20,610)	(34,974)
Other current assets	492	(1,736)	(2,547)
Other long-term assets	1,116	1,894	(1,119)
Accounts payable and other liabilities	4,609	(8,746)	29,810
Accrued interest	9,028	(10,618)	48,885
Other long-term liabilities	1,251	(588)	—
Deferred revenue and customer deposits	13,793	39,901	104,657
Employee benefit plan obligations and other, net	13,216	11,714	5,409

Cash provided by operating activities	569,354	491,425	380,385

Investing activities:
Expenditures for property, plant and equipment	(8,652)	(14,360)	(9,107)
Capitalized software development costs	(28,528)	(40,231)	(31,441)
Acquisition of Dex West	—	7,871	(4,290,104)
Payment of acquisition expenses	—	—	(54,391)
Acquisition of Dex East	—	—	(778)
Proceeds from disposition of investment	—	—	17,190
Escrow deposits	—	—	(2,000)
Escrow funds released	—	—	4,000

Cash used for investing activities	(37,180)	(46,720)	(4,366,631)

Financing activities:
Proceeds from borrowings on revolving credit facilities	288,000	61,000	9,000
Repayments of borrowings on revolving credit facilities	(266,000)	(61,000)	(9,000)
Proceeds from issuance of long-term debt	—	550,476	4,288,181
Payments on long-term debt	(505,125)	(962,532)	(405,135)
Cash received on foreign currency swap settlement	—	—	4,538
Issuance of preferred stock	—	62	192,400
Redemption of preferred stock	—	(125,684)	—
Issuance of common stock	—	375,256	769,600
Common stock offering costs	—	(21,214)	—
Exercise of employee stock options	1,460	4,426	—
Payment of financing costs	(3,808)	(10,359)	(125,386)
Distributions to stockholders	(54,127)	(248,148)	(741,865)
Preferred dividends paid	—	(5,170)	(8,316)
Payment of debt commitment fees	—	—	(17,981)

Cash (used for) provided by financing activities	(539,600)	(442,887)	3,956,036

Cash and cash equivalents:
(Decrease) increase	(7,426)	1,818	(30,210)
Beginning balance	9,234	7,416	37,626

Ending balance	$1,808	$9,234	$7,416

Supplemental cash flow disclosures
Interest paid	$355,483	$411,236	$200,092

See accompanying notes to consolidated financial statements.

DEX MEDIA INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)

							Accumulated	Total
					Additional		Other	Stock-	Compre-
	Preferred Stock		Common Stock		Paid in	Accumulated	Comprehensive	holders’	hensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity	Income (Loss)
	(Dollars in thousands)

Balance, December 31, 2002	131,000	$1	52,400,000	$524	$654,475	$(28,104)	$(3,517)	$623,379
Issuance of preferred stock	192,812	2			192,621			192,623
Issuance of common stock			77,125,570	771	769,725			770,496
Distribution to stockholder					(741,865)			(741,865)
Preferred dividends declared and paid					(8,316)			(8,316)
Net loss						(75,036)		(75,036)	$(75,036)
Other comprehensive loss							(509)	(509)	(509)

Comprehensive loss									$(75,545)

Balance, December 31, 2003	323,812	$3	129,525,570	$1,295	$866,640	$(103,140)	$(4,026)	$760,772
Stock based compensation expense					1,301			1,301
Common stock option exercise			953,350	10	4,416			4,426
Issuance of preferred stock	158	—			62			62
Issuance of common stock related to the IPO			19,736,842	197	374,803			375,000
Management purchase of common stock			65,900	1	255			256
Common stock offering costs					(21,214)			(21,214)
Common stock dividends declared					(13,528)			(13,528)
Preferred stock redemption	(323,970)	(3)			(125,681)			(125,684)
Distribution to owners					(248,148)			(248,148)
Preferred dividends declared and paid					(5,170)			(5,170)
Net loss						(50,776)		(50,776)	$(50,776)
Other comprehensive income							3,238	3,238	3,238

Comprehensive loss									$(47,538)

Balance, December 31, 2004	—	$—	150,281,662	$1,503	$833,736	$(153,916)	$(788)	$680,535
Stock based compensation expense					13,755			13,755
Issuance of restricted stock			93,500	1				1
Common stock option exercise			314,578	3	1,457			1,460
Tax impact of common stock option exercise					550			550
Common stock dividends declared					(54,245)			(54,245)
Net income						46,783		46,783	$46,783
Other comprehensive income							2,101	2,101	2,101

Comprehensive income									$48,884

Balance, December 31, 2005	—	$—	150,689,740	$1,507	$795,253	$(107,133)	$1,313	$690,940

See accompanying notes to consolidated financial statements.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of business

(a)  The Company

Dex Media, Inc. (“Dex Media” or the “Company”) is the exclusive official directory publisher for Qwest Corporation, the local exchange carrier of Qwest Communications International Inc. (“Qwest”), in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (collectively the “Dex East States”) and Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (collectively the “Dex West States,” and, together with the Dex East States, the “Dex States”).

Dex Media is the indirect parent of Dex Media East LLC (“Dex Media East”) and Dex Media West LLC (“Dex Media West”). Dex Media East operates the directory business in the Dex East States and Dex Media West operates the directory business in the Dex West States.

The Company’s directory business was acquired from Qwest Dex, Inc. (“Qwest Dex”) in a two phase purchase between Dex Holdings LLC (“Dex Holdings”), the former parent of Dex Media and Qwest Dex. Dex Holdings and Dex Media were formed by two private equity firms: The Carlyle Group (“Carlyle”) and Welsh, Carson, Anderson & Stowe (“WCAS”). In the first phase of the purchase, which was consummated on November 8, 2002, Dex Holdings assigned its right to purchase the directory business of Qwest Dex in the Dex East States (“Dex East” or the “Predecessor”) to the Company (the “Dex East Acquisition”). In the second phase of the purchase, which was consummated on September 9, 2003, Dex Holdings assigned its right to purchase the directory business of Qwest Dex in the Dex West States (“Dex West”) to the Company (the “Dex West Acquisition”). Dex Holdings was dissolved effective January 1, 2005.

On January 31, 2006, Dex Media merged with and into Forward Acquisition Corporation (“FAC”), a wholly owned subsidiary of R.H. Donnelley Corporation (“Donnelley”). In the merger, each share of Dex Media, Inc.’s common stock was converted into the right to receive $12.30 in cash and 0.24154 of a share of Donnelley common stock. In connection with the consummation of this merger (the “Donnelley Merger”), the name of FAC was changed to Dex Media, Inc. See Note 14 for additional information regarding this transaction.

Unless otherwise noted in this report, the terms “Dex Media,” “we,” “our” and “us” refers collectively to Dex Media, Inc. and its Consolidated Subsidiaries and their predecessors.

(b)  Operations

The Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex States. The Company provides directory, Internet and direct marketing solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to residents and businesses in the Dex States through third-party vendors. The Company operates as a single segment.

(c)  Dex Media’s Initial Public Offering

Effective July 21, 2004, the Company consummated its initial public offering of common stock (the “IPO”). The Company issued 19,736,842 shares of common stock at an IPO price of $19.00 per share for net proceeds of $354.0 million. A portion of the net proceeds was used to redeem all of the Company’s outstanding 5% Series A Preferred Stock, including accrued and unpaid dividends, for $128.5 million and to pay fees and expenses related to the IPO. On August 26, 2004, the remainder of net proceeds related to the IPO was used to redeem $183.8 million of Dex Media East’s senior subordinated notes at a redemption price of 112.125% along with the accrued and unpaid interest and $18.2 million of Dex Media West’s senior subordinated notes at a redemption price of 109.875% along with the accrued and unpaid interest. Also in connection with the IPO, the Company paid $10.0 million to each of Carlyle and WCAS to eliminate the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$4.0 million aggregate annual advisory fees payable under Dex Media East’s and Dex Media West’s management consulting agreements. Immediately prior to the IPO, the Company effected a 10-for-1 common stock split. The share and per share data for all periods subsequent to November 8, 2002 have been adjusted to reflect the effects of the stock split.

2.	Basis of Presentation

(a)  The Company

The accompanying consolidated balance sheets as of December 31, 2005 and 2004, and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the years ended December 31, 2005, 2004 and 2003 reflect the consolidated financial position, results of operations and cash flows of the Company, which includes its wholly-owned subsidiaries, Dex Media East for all periods presented, and Dex Media West from the date of the Dex West Acquisition.

(b)  Reclassifications

Certain prior period amounts have been reclassified to conform to the 2005 presentation. During the year ended December 31, 2005, the Company reclassified amounts for late fees received from its customers from interest income to revenue. Late fees received for the years ended December 31, 2005, 2004 and 2003 totaling $3.1 million, $0.8 million and $0.3 million, respectively, were recorded in revenue in the accompanying consolidated statements of operations.

3.	Summary of Significant Accounting Policies

(a)  Principles of Consolidation

The consolidated financial statements of the Company include the results of operations, financial position and cash flows of Dex Media and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b)  Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c)  Revenue Recognition

The sale of advertising in printed directories published by the Company is the primary source of revenue. The Company recognizes revenue ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company recognizes revenue for advertising on its Internet-based directory, DexOnline.com, ratably over the period the advertisement appears on the site. Other products and services are recognized as delivered or provided.

The Company publishes white and yellow pages directories with primarily 12-month lives. From time to time, the Company may choose to change the publication dates of certain directories in order to more efficiently manage work and customer flow. The lives of the affected directories are expected to be 12 months thereafter. Such publication date changes do not have a significant impact on the Company’s recognized revenue as the Company’s sales contracts generally allow for the billing of additional monthly charges in the case of directories with extended lives. For the years ended December 31, 2005, 2004 and 2003, the Company published 293, 269 and 182 directories, respectively.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company enters into transactions such as exclusivity arrangements, sponsorships, and other media access transactions, where the Company’s products and services are promoted by a third party and, in exchange, the Company carries the party’s advertisement. The Company accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17 “Accounting for Advertising Barter Transactions”. Revenue and expense related to such transactions are included in the consolidated statements of operations consistent with reasonably similar items sold or purchased for cash. Such barter transactions were not significant to the Company’s financial results for the years ended December 31, 2005, 2004 and 2003.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables”.

(d)  Cost of Revenue

The Company accounts for cost of revenue under the deferral and amortization method of accounting. Accordingly, the Company’s cost of revenue recognized in a reporting period consists of: (i) costs incurred in that period and recognized in that period, principally sales salaries and wages; (ii) costs incurred in a prior period, a portion of which are amortized and recognized in the current period; and (iii) costs incurred in the current period, a portion of which are amortized and recognized in that period and the balance of which are deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period. Such difference may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third-party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery. From time to time the Company has changed the publication dates of certain directories to more effectively manage work and customer flow. In such cases, the estimated life of related unamortized deferred cost of revenue is revised to amortize such costs over the new remaining estimated life. Changes in directory publication dates typically do not result in any additional direct incurred costs.

(e)  Deferred Revenue

Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.

(f)  Deferred Directory Costs

Deferred directory costs represent costs incurred in the production of directories prior to publication and incurred costs for directories that have been delivered that have not yet been recognized as cost of revenue. Deferred directory costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.

(g)  Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expenses of $33.2 million, $38.9 million and $19.9 million are included in general and administrative expense in the Company’s consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003, respectively.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(h)  Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents.

(i)  Accounts Receivable

The Company has a billing and collection agreement with Qwest. Under that agreement, certain receivables are billed and collected by Qwest on behalf of the Company for customers common between the Company and Qwest within the Dex States. Qwest purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of any related bad debt reserves in its consolidated balance sheets.

The Company reports its accounts receivable at the outstanding principal net of the allowance for doubtful accounts. The allowance for doubtful accounts for Company billed local trade receivables is estimated based upon a combination of historical experience of actual sales write-offs and an analysis of amounts past due more than 75 days, as determined by the contractual term of each sale. The allowance for doubtful accounts for national trade receivables includes specifically identified uncollectible accounts. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of the allowance for doubtful accounts.

For accounts receivable purchased by Qwest, the Company uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of the allowance for doubtful accounts.

The Company charges a percentage finance charge on certain past due trade receivables. The Company does not recognize finance charges until the cash is collected from the customer.

The following table presents a breakdown of accounts receivable balances as of December 31, (in thousands):

	2005	2004

Trade accounts receivable	$155,420	$114,547
Amounts due from Qwest related to purchased accounts receivable	2,635	13,686
Other accounts receivable	—	1,132
Less: allowance for doubtful accounts	(23,239)	(25,133)

Accounts receivable, net	$134,816	$104,232

	Balance at
	Beginning	Costs and			Balance at
	of Period	Expenses	Other(1)	Deductions(2)	End of Period

Allowance for doubtful accounts (in thousands):
Year ended December 31, 2003	$8,013	$32,054	$13,462	$(33,003)	$20,526
Year ended December 31, 2004	20,526	43,717	—	(39,110)	25,133
Year ended December 31, 2005	25,133	52,414	—	(54,308)	23,239

(1)	Represents the allowance for doubtful accounts related to the Dex West Acquisition on September 9, 2003.

(2)	Represents uncollectible accounts charged against the allowance for doubtful accounts.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j)  Property, Plant and Equipment

Assets acquired as part of the acquisitions of Dex East and Dex West (the “Acquisitions”) were recorded at fair value as of the acquisition dates and are amortized over their remaining useful life using the straight-line method. For assets purchased after the Acquisitions, property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets except that leasehold improvements are depreciated over the shorter of the estimated useful life or remaining life of the lease. The following table presents the estimated useful lives of each asset type:

Estimated Lives

Computers and equipment	3-7 years
Leasehold improvements	5 years
Capitalized software	9 months-7 years
Furniture and fixtures	7 years

The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other (income) expense.

(k)  Computer Software

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to seven years. In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $128.0 million and $97.1 million as of December 31, 2005 and 2004, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $19.8 million, $20.1 million and $9.3 million, for the years ended December 31, 2005, 2004 and 2003, respectively.

During 2005, the Company shortened the estimated useful life of certain software projects. The Company accounts for such changes in estimate prospectively from the date of the change.

(l)  Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs and a proportionate amount of unamortized costs related to debt prepayments are charged to interest expense in the accompanying consolidated statements of operations. The carrying values of deferred financing costs in the accompanying consolidated balance sheets as of December 31, 2005 and 2004 were $109.0 million and $142.2 million, respectively.

(m)  Long-Lived Assets

The impairment of long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

(n)  Goodwill and Intangible Assets

Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on November 8, 2002, the date of the acquisition of Dex East, and on September 9, 2003, the date of the acquisition of Dex West. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

Intangible assets acquired include trademarks, customer relationships, non-compete/publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from four to forty years.

The Company’s policy is to evaluate the carrying value of goodwill and identified intangibles not subject to amortization at the end of the third quarter of each fiscal year. Under SFAS No. 142, impairment of goodwill may exist if the carrying value of the reporting unit to which it is allocated exceeds the fair value of the reporting unit. The Company has two reporting units, being Dex Media East and Dex Media West, and therefore compares the carrying value of each reporting unit to the fair value of each respective reporting unit. The fair value of Dex Media East and Dex Media West is estimated using a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Under SFAS No. 142, indefinite-lived intangible assets are impaired if the fair value of the asset exceeds its carrying value.

In accordance with SFAS No. 144, the Company assesses its intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company evaluates at least annually the assumptions utilized by the independent specialist at the time of the Acquisitions to determine the initial value and useful life of the intangible assets to determine if any events or changes in circumstances have occurred that might have caused the intangible assets to be impaired.

If a triggering event has occurred, the Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company’s incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

As of December 31, 2005, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

(o)  Stock-Based Compensation

The Company accounts for the Stock Option Plan of Dex Media, Inc., (the “2002 Plan”) and the Dex Media, Inc. 2004 Incentive Award Plan (the “2004 Plan”) as more fully discussed in Note 9(f), under the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company recognizes compensation expense for its awards with pro rata vesting on a straight-line basis. Had the Company accounted for employee stock option grants under the minimum value method for options issued prior to Dex Media becoming a publicly traded company and the fair value method after Dex Media became a publicly traded company, both of which are prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for the years ended December 31, 2005, 2004 and 2003 would have been as follows (in thousands, except per share data):

	For the Year Ended December 31,
	2005	2004	2003

Net income (loss):
As reported	$46,783	$(50,776)	$(75,036)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	7,758	763	—
Deduct: Stock-based employee compensation expense determined under minimum value or fair value based method, as applicable, for all awards, net of related tax effects	(1,956)	(1,369)	(256)

Pro forma	$52,585	$(51,382)	$(75,292)

Basic income (loss) per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.35	(0.40)	(1.10)
Diluted income (loss) per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.34	(0.40)	(1.10)

(p)  Derivative Instruments and Hedging Activities

The Company follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133,” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS Nos. 133, 138 and 149 require that all derivative instruments be recorded on the balance sheet at their respective fair values.

On the date a derivative contract is executed, the Company may designate the derivative as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash-flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative or hedged item is expired, sold, terminated, exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

For derivative instruments that are not designated or do not qualify as hedged transactions, the initial fair value, if any, and any subsequent changes in the fair value are reported in earnings as a component of interest expense.

(q)  Income (Loss) Per Common Share

The Company calculates income (loss) per common share in accordance with SFAS No. 128, “Earning per Share.” Basic income (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share reflects the effect, if dilutive, of the assumed exercise of outstanding stock options (see Note 9(d)) and the assumed conversion of Series A Preferred Stock into common stock through the date of its redemption (see Note 9(a)).

(r)  Comprehensive Income (Loss)

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and disclosure of comprehensive income (loss) and its components. In addition to net income (loss), comprehensive income (loss) includes all changes in net assets during a period, except those resulting from equity contributions and distributions.

(s)  Income Tax Provision

The Company files a consolidated Federal income tax return and combined or consolidated state income tax returns, where permitted. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carryforwards if management believes, based upon existing evidence, that it is more likely than not that the carryforwards will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(t)  Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of their short-term nature. The carrying value of the Company’s variable-rate long-term debt approximates fair value because the related interest rates reset to current market interest rates on a short-term basis. The fair value of the Company’s fixed-rate long-term debt is estimated by the current market price as provided by a third party investment bank as of December 31, 2005.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(u)  New Accounting Standards

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151 “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling cost and wasted material. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of SFAS No. 151 to have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” and has subsequently issued various related FASB Staff Positions (“FSPs”). This statement and FSPs establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement and FSPs are effective for public companies for new awards granted and outstanding awards modified, repurchased or cancelled for periods beginning after the effective date. The statement and FSPs also require that for outstanding options accounted for under APB No. 25 or SFAS No. 123, stock-based compensation expense be recognized in earnings for periods beginning after the effective date for the portion of those awards for which the requisite service has not yet been rendered, based upon the grant date fair value of such awards calculated under SFAS 123. The adoption of SFAS 123R and FSPs will not have a material impact on the Company’s financial statements.

On March 29, 2005, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin (“SAB”) No. 107, “Share-based Payment.” SAB No. 107 provides an interpretation of SFAS No. 123R, “Share-based Payment” and its interaction with certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 provides guidance with regard to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R, the modification of employee share options prior to adoptions of SFAS No. 123R and disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to the adoption of SFAS No. 123R. The adoption of SFAS 123R will not have a material impact on the Company’s financial statements.

On April 14, 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R. Originally, registrants would have been required to implement the standard as of the beginning of the first interim or annual period beginning after June 15, 2005. The SEC’s new rule requires companies to implement SFAS No. 123R at the beginning of their first fiscal year beginning on or after June 15, 2005, instead of the first reporting period that begins after June 15, 2005. As a result, the financial statements of the Company must comply with SFAS No. 123R beginning with the interim financial statements for the first quarter of 2006. The SEC’s new rule does not change the accounting required by SFAS No. 123R; it changes only the dates for compliance with the standard.

During May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections — a Replacement of ABP Opinion No. 20 and FASB Statement No. 3.” This statement applies to all voluntary changes in accounting principle and requires retrospective application of the new accounting principle to prior accounting periods as if that principle had always been used. In addition, this statement requires that a change in depreciation method be accounted for as a change in estimate. The requirements are effective for changes made in fiscal years beginning after December 15, 2005.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company does not expect the adoption of SFAS No. 154 to have a material impact on the Company’s financial statements.

4.	Property, Plant and Equipment

The following table presents the composition of property, plant and equipment as of December 31 (dollars in thousands):

	2005	2004

Computers and equipment	$35,202	$30,092
Leasehold improvements	6,664	5,831
Capitalized software	127,988	97,108
Furniture and fixtures	3,512	2,375
Construction in progress	9,885	12,998

Gross property, plant and equipment	183,251	148,404
Less: accumulated depreciation and amortization	(76,325)	(46,933)

Net property, plant and equipment	$106,926	$101,471

Depreciation and amortization expense (excluding amortization of definite-lived intangibles) for the years ended December 31, 2005, 2004 and 2003 was $31.5 million, $30.8 million and $15.4 million, respectively.

Included in computers and equipment above is $0.6 million net book value of equipment obtained under capital lease agreements. The following are the future minimum lease payments required under these capital leases (in thousands):

2006	$401
2007	121
2008	93
2009	58

Total lease obligation	673
Less: interest	(75)
Less: executory costs	(215)

Capital lease obligation	383
Less: current portion	(167)

Long-term capital lease obligation	$216

5.	Goodwill and Intangible Assets

The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex East related to the Dex East Acquisition was approximately $2,681.7 million ($890.7 million of goodwill and $1,791.0 million of identifiable intangible assets). The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex West related to the Dex West Acquisition was $4,167.7 million ($2,190.7 million of goodwill and $1,977.0 million of identifiable intangible assets). In order to determine an estimate of the fair value of identifiable intangible assets, the Company utilized an independent valuation specialist to assist in determining the amount at which an asset could be bought or sold between willing parties, other than in a forced liquidation sale. In its analysis, the specialist relied primarily on the market approach, whereby transactions in which similar assets are bought or sold are identified.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The initial purchase price and fair value estimates recorded upon the September 9, 2003 Dex West Acquisition were adjusted upon settlement of the working capital adjustment with the seller in 2004 pursuant to the provisions of the Dex West Purchase Agreement.

The Company evaluates the carrying value of goodwill and indefinite-lived intangible assets at the end of the third quarter of each fiscal year. Based upon the evaluation performed as of September 30, 2005, goodwill was determined not to be impaired at September 30, 2005. No events have occurred since the date of the Company’s evaluation that would indicate the Company’s goodwill and indefinite-lived intangible assets may be impaired as of December 31, 2005.

Intangible assets (other than goodwill), net of amortization, totaled $2,688.0 million and $3,033.7 million at December 31, 2005 and 2004, respectively. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

	As of December 31, 2005
	Gross
	Carrying	Accumulated	Net Book
	Value	Amortization	Value	Life

Intangible Assets
Customer relationships — local	$1,787,000	$(786,976)	$1,000,024	20 years	(1)
Customer relationships — national	493,000	(164,540)	328,460	25 years	(1)
Non-compete/publishing agreements	610,000	(40,927)	569,073	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(78,556)	54,444	4-5 years
Advertising agreement	49,000	(9,044)	39,956	14-15 years

Totals	$3,768,000	$(1,080,043)	$2,687,957

	As of December 31, 2004
	Gross
	Carrying	Accumulated	Net Book
	Value	Amortization	Value	Life

Intangible Assets
Customer relationships — local	$1,787,000	$(542,968)	$1,244,032	20 years	(1)
Customer relationships — national	493,000	(110,722)	382,278	25 years	(1)
Non-compete/publishing agreements	610,000	(25,488)	584,512	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(49,480)	83,520	4-5 years
Advertising agreement	49,000	(5,683)	43,317	14-15 years

Totals	$3,768,000	$(734,341)	$3,033,659

(1)	Amortization expense is calculated using a declining method in relation to estimated retention lives of acquired customers.

The determination of useful lives for customer relationships was made based on historical and expected customer attrition rates. Useful lives for non-compete/publishing agreements, the Qwest Dex Trademark agreement, and advertising agreements are based upon the remaining life of the related agreements.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense for amortizing intangible assets for the years ended December 31, 2005, 2004 and 2003 were $345.7 million, $412.4 million and $290.1 million, respectively. Estimated amortization expense for the next five years and thereafter is (in thousands):

2006	$291,400
2007	243,341
2008	182,035
2009	152,599
2010	128,696
Thereafter	993,886

$1,991,957

6.	Long-Term Debt

Long-term debt is comprised of the following (in thousands):

	December 31,
	2005	2004

Dex Media East Notes Payable to Banks (equal right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted London Interbank Offering Rate (“LIBOR”) plus the current applicable interest spread of 1.25% (weighted average rate of 5.51% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in November 2008. The notes are secured by substantially all of Dex Media East’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	$321,981	$474,654
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 1.75% (weighted average rate of 5.99% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in May 2009. The notes are secured by substantially all of Dex Media East’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	433,517	494,630
Revolving loan bearing interest at Alternative Base Rate (“ABR”) plus the current applicable spread of 0.25% or at adjusted LIBOR plus the current applicable interest spread of 1.25% (weighted average interest rate of 6.19% at December 31, 2005). The revolving loan is secured by substantially all of Dex Media East’s assets	17,000	—

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2005	2004

Dex Media West Notes Payable to Banks (equal right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 1.25% (weighted average of 5.55% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in September 2009. The notes are secured by substantially all of Dex Media West’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	339,379	492,848
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 1.75% (weighted average of 6.05% at December 31, 2005), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in March 2010. The notes are secured by substantially all of Dex Media West’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	843,282	981,152
Revolving loan bearing interest at ABR plus the current applicable spread of 0.25% or at adjusted LIBOR plus the current applicable interest spread of 1.25% (weighted average interest rate of 7.50% at December 31, 2005). The revolving loan is secured by substantially all of Dex Media West’s assets	5,000	—
Dex Media East Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 9.875%, interest payable semi-annually (May and November), principal due in November 2009. At December 31, 2005, the fair value of the notes was $487.1 million	450,000	450,000
Unsecured senior subordinated notes payable, bearing interest at 12.125%, interest payable semi-annually (May and November), principal due in November 2012. At December 31, 2005, the fair value of the notes was $399.7 million	341,250	341,250
Dex Media West Unsecured Notes Payable (in descending order of right of payment; senior notes equal right of payment):
Unsecured senior notes payable, bearing interest at 8.5%, interest payable semi-annually (February and August), principal due in August 2010. At December 31, 2005 the fair value of the notes was $405.2 million	385,000	385,000
Unsecured senior notes payable, bearing interest at 5.875%, interest payable semiannually (May and November), principal due in November 2011. At December 31, 2005, the fair value of the notes was $301.5 million	300,000	300,000
Unsecured senior subordinated notes payable, bearing interest at 9.875%, interest payable semi-annually (February and August), principal due in August 2013. At December 31, 2005, the fair value of the notes was $844.6 million	761,800	761,800

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2005	2004

Dex Media Unsecured Notes Payable (equal right of payment):
Unsecured senior notes payable, bearing interest at 8%, interest payable semi-annually (May and November), principal due in November 2013. At December 31, 2005, the fair value of the notes was $511.3 million	500,000	500,000
Unsecured senior discount notes payable, prior to November 2008, interest accrues at the rate of 9% per annum in the form of an increase in the initial accreted value of approximately $643 per $1,000 principal amount at maturity of the notes. Thereafter, cash interest on the discount notes will accrue and be payable at the rate of 9% per annum semi-annually (May and November), principal due in November 2013 ($750.0 million at maturity). At December 31, 2005, the fair value of the notes was $597.2 million	594,531	546,048

	5,292,740	5,727,382
Less: current portion of long-term debt	(239,652)	(189,534)

	$5,053,088	$5,537,848

At December 31, 2005 the aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2006	$239,652
2007	239,386
2008	453,348
2009	1,287,320
2010	575,452
Thereafter	2,497,582

$5,292,740

Dex Media East Long-Term Debt:

In connection with the Dex East Acquisition, Dex Media East entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $530.0 million six year term loan (Tranche A), (iii) a $660.7 million six and a half year term loan (Tranche B), and (iv) a $39.0 million six and a half year term loan payable in Euros (Tranche B-Euros). The entire proceeds from the Tranche A, Tranche B, and Tranche B-Euros term loans, along with $50.0 million of the revolving credit facility were used to consummate the Dex East Acquisition. In conjunction with the consummation of the Dex West Acquisition on September 9, 2003, Dex Media East borrowed $160.0 million under the delayed draw provision of its Tranche A term loan. During the years ended December 31, 2005, 2004 and 2003 Dex Media East repaid $213.8 million, $380.3 million and $230.1 million, respectively, on Tranche A term loan, Tranche B term loan and senior subordinated notes. As of December 31, 2005, Dex Media East had $81.9 million available for additional borrowing under its revolving credit facility. During the year ended December 31, 2005, Dex Media East borrowed $170.5 million and repaid $153.5 million on the revolving credit facility. During the years ended December 31, 2004 and 2003 the Dex Media East borrowed and repaid $38.0 million and $9.0 million, respectively on the revolving credit facility. The $50.0 million from the revolving credit facility was repaid in December 2002.

Effective October 31, 2003, Dex Media East amended and restated its credit agreement for the Tranche A, Tranche B, and Tranche B-Euros term loans. In connection with the amendment and restatement, the Tranche B

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and Tranche B-Euros term loans were refinanced on November 10, 2003 with proceeds of a new Tranche B term loan. In addition, the applicable margins on the revolving credit facility, Tranche A term loan and Tranche B term loan were reduced. A one-percent prepayment fee totaling $6.2 million was paid in conjunction with the refinancing and is included in interest expense for the year ended December 31, 2003.

In connection with the July 2004 amendment and restatement of Dex Media East’s credit agreement, the applicable margins on the revolving credit facility, Tranche A term loan and Tranche B term loan have been reduced further. The commitment fee on the unused portion of the revolving credit facility has been reduced to 0.375% from 0.5%. The reductions have been effective since June 11, 2004.

As discussed in Note 1(c), a portion of the net proceeds from the IPO was used to redeem $183.8 million of Dex Media East’s senior subordinated notes at a redemption price of 112.125% plus accrued and unpaid interest.

On November 24, 2004, Dex Media East amended its credit facilities to, among other things, allow for the repricing of the Tranche B term loans on more favorable terms to Dex Media East.

On June 16, 2005, Dex Media East amended its credit agreement, as amended and restated, to, among other things (i) permit Dex Media East to engage in accounts receivable securitization transactions not exceeding $168.0 million in the aggregate at any time; (ii) increase the restricted payment basket for cash dividends by Dex Media East from $29.4 million to $42.0 million annually; and (iii) reduce the applicable margins for Tranche A term loans and revolving loans made under such credit agreement.

Interest rate periods under the bank facility can, at the option of Dex Media East, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media East to choose, each time floating interest rates are reset, a LIBOR-based rate or an ABR which shall be the higher of the prime rate or Federal Funds plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings is 1.25% for Tranche A term loans and 1.75% for Tranche B term loans. The corresponding spreads on ABR borrowings is 0.25% for Tranche A term loans and 0.75% for Tranche B term loans. Dex Media East is required to pay an annual revolving facility commitment fee of 0.375% payable quarterly, on the unused portion of the revolving credit facility, and during the years ended December 31, 2005, 2004 and 2003, Dex Media East paid commitment fees of $0.3 million, $0.4 million and $1.1 million, respectively. Dex Media East uses the revolving credit facility for general corporate purposes. As of December 31, 2005, there were $17.0 million of borrowings under the revolving credit facility (with an additional approximate $1.1 million committed under two standby letters of credit). The interest rates on Tranche A term loan and revolving credit facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility, senior notes, senior subordinated notes and settlements on the interest rate swap (as more fully discussed in Note 7) of $126.4 million, $174.4 million and $182.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Dex Media East entered into interest rate swaps, an interest rate cap and a foreign currency hedging transaction to mitigate the interest rate and foreign currency exchange rate risk related to the credit facilities mentioned above. Refer to Note 7 for disclosure on these transactions.

The credit agreement related to the revolving credit facility and term loan facilities and the indentures related to Dex Media East’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2005, Dex Media East was in compliance with these covenants.

The obligations under Dex Media East’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media East, Inc., Dex Media Finance Co. and Dex Media International, Inc. (“East Credit Guarantors”). The East Credit Guarantors shall be responsible for repaying these obligations in

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the event that Dex Media East fails to perform under these facilities, although the East Credit Guarantors had no independent assets or operations as of December 31, 2005.

The obligations under Dex Media East’s senior notes and senior subordinated notes are guaranteed by Dex Media International, Inc. Dex Media East and Dex Media International, Inc. are all under the common control of Dex Media. Dex Media East has a principal obligation of $791.3 million for these notes, for which Dex Media International, Inc. shall be responsible for repaying in the event that Dex Media East and Dex Media East Finance Co., co-issuer of the senior notes and senior subordinated notes, fail to perform under these notes, although the co-issuer had no independent assets or operations as of December 31, 2005.

Dex Media East registered its senior notes and subordinated senior notes with the SEC through an exchange offer completed on May 6, 2003.

Dex Media West Long-Term Debt:

In connection with the Dex West Acquisition, Dex Media West entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $960.0 million six year term loan (Tranche A), and (iii) a $1,200.0 million six and a half year term loan (Tranche B). The entire proceeds from the Tranche A and Tranche B term loans along with $53.0 million from the revolving credit facility were used to finance the Dex West Acquisition. During the years ended December 31, 2005, 2004 and the period from September 10 to December 31, 2003 Dex Media West repaid $291.3 million, $582.2 million and $175.0 million, respectively, on Tranche A term loan, Tranche B term loan and senior subordinated notes. As of December 31, 2005, Dex Media West had $95.0 million available for additional borrowing under its revolving credit facility. During the year ended December 31, 2005, Dex Media West borrowed $117.5 million and repaid $112.5 million on the revolving credit facility. During the year ended December 31, 2004 Dex Media West borrowed and repaid $23.0 million on the revolving credit facility. The $53.0 million from the revolving credit facility was repaid in September 2003.

In connection with the July 2004 amendment and restatement of Dex Media West’s Credit Agreement, the applicable margins on the revolving credit facility, Tranche A term loan and Tranche B term loan have been reduced. The commitment fee on the unused portion of the revolving credit facility has been reduced to 0.375% from 0.5%. The reductions have been effective since June 11, 2004.

As discussed in Note 1(c), a portion of the net proceeds from the IPO was used to redeem $18.2 million of the Dex Media West’s senior subordinated notes at a redemption price of 109.875% plus accrued and unpaid interest.

On November 24, 2004, Dex Media West amended its credit facilities to, among other things, allow for a repricing of its Tranche B term loans on terms more favorable to Dex Media West. In connection with the repricing, Dex Media West and Dex Media West Finance Co. issued $300.0 million 5 7/8% senior notes due 2011. Dex Media West used the gross proceeds of the offering to repay a portion of its Tranche A term loans under its credit facilities.

On June 16, 2005, Dex Media West amended its credit agreement, as amended and restated, to, among other things: (i) permit Dex Media West to engage in accounts receivable securitization transactions not exceeding $232.0 million in the aggregate at any time; (ii) increase the restricted payment basket for cash dividends by Dex Media West from $40.6 million to $58.0 million annually; and (iii) reduce the applicable margins for Tranche A term loans and revolving loans made under such credit agreement.

Interest rate periods under the bank facility can, at the option of Dex Media West, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media West to choose, each time floating interest rates are reset, a LIBOR-based rate or an ABR which shall

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be the higher of the prime rate or Federal Funds rate plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 1.25% for Tranche A term loans and 1.75% for Tranche B term loans. The corresponding spreads on ABR borrowings are 0.25% for Tranche A term loans and 0.75% for Tranche B term loans. Dex Media West is required to pay an annual revolving facility commitment fee of 0.375%, payable quarterly, on the unused portion of the revolving credit facility, and during the years ended December 31, 2005, 2004 and 2003, Dex Media East paid commitment fees of $0.3 million, $0.4 million and $0.1 million, respectively. Dex Media West uses the credit facility for general corporate purposes. As of December 31, 2005, there were $5.0 million of borrowings under the revolving credit facility. The interest rates on the Tranche A term loan and the revolving facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility, senior notes, senior subordinated notes and settlements on the interest rate swaps (as more fully discussed in Note 7) of $186.2 million and $192.1 million for the years ended December 31, 2005 and 2004, respectively. The Company paid interest and fees on the bank facility of $14.3 million for the period from September 10 to December 31, 2003.

Dex Media West entered into fixed interest rate swaps to mitigate the interest rate risk related to the credit facilities mentioned above. Refer to Note 7 for disclosure on these transactions.

The obligations under Dex Media West’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media West, Inc. and Dex Media West Finance Co. (“West Credit Guarantors”). Dex Media West and these entities are all under the common control of Dex Media. The West Credit Guarantors shall be responsible for repaying these obligations in the event that Dex Media West fails to perform under these facilities, although the West Credit Guarantors had no independent assets or operations as of December 31, 2005.

Dex Media West and Dex Media West Finance Co. have issued $1,465.0 million of senior notes and senior subordinated notes, of which $1,446.8 million of principal is outstanding at December 31, 2005. The co-issuer of the senior notes and senior subordinated notes shall be responsible for repaying in the event Dex Media West fails to perform under these notes, although the co-issuer had no independent assets or operations as of December 31, 2005.

The credit agreement related to Dex Media West’s revolving credit facility and term loan facilities and the indentures related to Dex Media West’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2005, Dex Media West was in compliance with these covenants.

Dex Media West registered its 8.5% senior notes and 9.875% subordinated senior notes with the SEC through an exchange offer completed on June 20, 2004. Dex Media West registered its 5.875% senior notes with the SEC through an exchange offer completed on March 8, 2005.

Dex Media Long-Term Debt:

Dex Media has no operations of its own and derives all of its cash flow and liquidity from its two principal operating subsidiaries, Dex Media East and Dex Media West. The Company therefore depends on distributions from Dex Media East and Dex Media West to meet its debt service obligations, including the interest and principal on the senior notes. Dex Media has a principal obligation of $1,094.5 million for these notes at December 31, 2005. Since the obligations under Dex Media’s senior notes are not guaranteed by the Company’s subsidiaries, these notes are effectively subordinated to the prior payment of all obligations (including trade payables) of the subsidiaries. The Company paid interest on the senior notes of $40.0 million and $40.6 million for the years ended December 31, 2005 and 2004, respectively.

Dex Media registered its senior notes and senior subordinated discount notes with the SEC through an exchange offer completed September 17, 2004.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Derivative Instruments and Hedging Activities

The Company utilizes a combination of fixed-rate and variable-rate debt to finance its operations. The variable-rate debt exposes the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to mitigate the interest rate risk on a portion of its variable-rate borrowings. To meet this objective, the Company entered into fixed interest rate swap agreements and an interest rate cap agreement to manage fluctuations in cash flows resulting from adverse changes in interest rates on variable rate debt. The fixed interest rate swaps effectively change the variable-rate cash flow exposure on the debt obligations, to the extent of the notional amounts of the swaps, to fixed cash flows. Under the terms of the fixed interest rate swaps, the Company receives fluctuating interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate interest payments. The purpose of the interest rate cap agreement is to limit interest payments resulting from materially adverse changes in interest rates made to the extent of the notional amount of the cap agreement.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the possible failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company assesses interest rate cash flow risk by identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows. The Company maintains a risk management model to monitor interest rate cash flow risk attributable to both the Company’s outstanding debt obligations as well as the Company’s offsetting hedge positions. The risk management model involves the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company’s future cash flows.

During November 2002, Dex Media East entered into four interest rate swap agreements to hedge against the effects of increases in the interest rates associated with floating rate debt on Dex Media East’s term loan facilities. During November 2004, an interest rate swap with a notional amount of $120.0 million and an applicable fixed rate of 2.354% expired. During May 2005, an interest rate swap with a notional amount of $125.0 million and an applicable fixed rate of 3.01% expired. As of December 31, 2005, there were two interest rate swap agreements, an interest rate swap agreement with a notional amount of $50.0 million, and an applicable fixed rate of 3.638% that will expire in November 2007, and an interest rate swap agreement with a notional amount of $75.0 million and an applicable fixed rate of 4.085% that will expire in May 2008.

Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with Dex Media East’s variable-rate term loan obligations are reported in accumulated other comprehensive income, net of tax (“AOCI”). These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest payments affect earnings. During the years ended December 31, 2005, 2004 and 2003, the Company reclassified $1.0 million, $6.2 million and $4.6 million of hedging losses into earnings, respectively. For the years ended December 31, 2005 and 2004, the Company had $2.1 million and $3.2 million of unrealized gains, net of tax included in other comprehensive income. For the year ended December 31, 2003 the Company had $0.5 million of unrealized losses, net of tax included in other comprehensive income. The

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company had $1.3 million of unrealized gains and $0.8 million of unrealized losses, net of tax, included in AOCI as of December 31, 2005 and 2004, respectively.

As of December 31, 2005, $0.6 million of deferred gains, net of tax, on derivative instruments recorded in other comprehensive income are expected to be reclassified to earnings during the next 12 months. Transactions and events are expected to occur over the next 12 months that will necessitate reclassifying these derivative gains to earnings.

During November 2002, Dex Media East entered into a foreign currency swap agreement to hedge against the effects of foreign currency fluctuations between the U.S. Dollar and the Euro on Dex Media East’s Tranche B-Euros. The foreign currency swap agreement did not qualify for hedge accounting treatment and, therefore, all gains and losses resulting from the change in fair value of the foreign currency swap were reported directly in earnings. In conjunction with the refinancing of Tranche B-Euros in November 2003, as more fully discussed in Note 6, the foreign currency swap agreement was settled resulting in a gain of $3.9 million reported in earnings for the year ended December 31, 2003.

During November 2002, Dex Media East entered into an interest rate cap agreement. The Company has not designated the interest rate cap as a hedging instrument and therefore reports all gains and losses in the change in fair value of the interest rate cap directly in earnings. The losses reported in earnings in the years ended December 31, 2004 and 2003 amounted to less than $0.1 million and $0.6 million, respectively. The interest rate cap had a notional amount of $200.0 million and expired in May 2005.

In October 2004, Dex Media West entered into four fixed interest rate swap agreements to hedge against the effects of increases in the interest rates associated with the floating rate debt on Dex Media West term loans facilities. The interest rate swap agreements have an aggregate notional amount of $300.0 million, applicable preset monthly fixed rates ranging from 1.901% to 3.61% and expire in October 2006. They were not designated as hedging instruments and therefore all gains and losses in the change in fair value were reported directly in earnings as a component of interest expense. For the years ended December 31, 2005 and 2004, the Company recorded gains of $3.4 million and $2.2 million, respectively, as reductions to interest expense.

In May 2005 and June 2005, Dex Media West terminated the six floating interest rate swap agreements entered into in November 2004. Under the terms of the floating interest rate swaps, Dex Media West received fixed interest payments that matched the interest obligations of the 5 7/8% notes issued in November 2004 and made floating interest payments, thereby converting the fixed interest rate notes into floating rate debt instruments. The floating interest rate swaps had an aggregate notional amount of $300.0 million, floating rate LIBOR that reset semi-annually in May and November, plus applicable margins ranging from 1.4975% to 1.57%, and were to expire in November 2011. The Company had not designated these interest rate swap agreements as hedged instruments and therefore, reported all gains and losses in the change in fair value directly in earnings as a component of interest expense. For the year ended December 31, 2005, Dex Media West recorded net gains, as a reduction to interest expense, of $2.2 million. Upon termination of the swaps a cumulative net gain was recognized of $0.4 million during the life of those swaps. Dex Media West paid $2.1 million upon termination of the swaps. For the year ended December 31, 2004, Dex Media West recorded a net loss as an increase to interest expense of $1.8 million.

8.	Comprehensive Income (Loss)

Components of comprehensive income (loss) are changes in equity other than those resulting from contributions by stockholders and distributions to stockholders. For the Company, the component of comprehensive income (loss) other than net income (loss) is the change in fair value on derivatives designated as hedging instruments, net of tax. For the years ended December 31, 2005, 2004 and 2003, the Company recognized income tax benefit of $0.4 million, $2.4 million and $1.6 million related to hedging losses. For the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years ended December 31, 2005, 2004 and 2003, the Company recognized income tax expense of $1.7 million, $4.5 million and $1.3 million related to changes in fair value of derivatives. The aggregate amounts of such changes to equity that have not yet been recognized in net income are reported in the equity portion of the consolidated balance sheets as accumulated other comprehensive income (loss).

For the years ended December 31, 2005, 2004 and 2003, comprehensive income (loss) included the following components (in thousands):

	Year Ended December 31,
	2005	2004	2003

Net income (loss)	$46,783	$(50,776)	$(75,036)
Hedging losses reclassified, net of tax	(586)	(3,752)	(3,018)
Changes in fair value of derivatives, net of tax	2,687	6,990	2,509

Comprehensive income (loss)	$48,884	$(47,538)	$(75,545)

9.	Stockholders’ Equity

(a)  Preferred stock

As discussed in Note 1(c), all outstanding preferred stock was redeemed on July 27, 2004 for $128.5 million, including accrued and unpaid dividends of $2.8 million, in connection with the IPO.

(b)  Common stock

During the year ended December 31, 2005, the Company issued 314,578 shares of common stock upon the exercise of stock options and issued 93,500 shares of restricted common stock to certain employees and directors. Effective January 25, 2005, the Company consummated a secondary offering of common stock to sell 18 million of the shares of common stock held by Carlyle and WCAS. All of the proceeds were paid to Carlyle and WCAS. As mentioned in Note 1(c), the Company consummated its IPO effective July 21, 2004. As part of the IPO, the Company issued 19,736,842 shares of common stock. Immediately prior to the IPO, the Company completed a 10-for-1 stock split of common shares outstanding.

(c)  Dividends

As mentioned in Note 9(a), all accrued and unpaid preferred stock dividends were distributed on July 27, 2004 in connection with the IPO. On January 28, 2004, Dex Media declared a distribution to its parent of $250.5 million which was paid February 17, 2004 and included payment of cumulative undeclared dividends on its Series A Preferred Stock up to February 17, 2004 of $2.4 million.

On December 15, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on January 16, 2006 to shareholders of record as of January 3, 2006. On September 22, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on October 31, 2005 to shareholders of record as of October 13, 2005. On May 19, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on July 15, 2005 to shareholders of record as of June 16, 2005. On February 17, 2005, Dex Media announced a common stock dividend of $0.09 per common share, which was paid on April 15, 2005 to stockholders of record as of March 18, 2005. On December 14, 2004, Dex Media announced a common stock dividend of $0.09 per common share, payable January 31, 2005, to shareholders of record as of January 3, 2005.

The terms of the Company’s indebtedness include certain restrictions on the payment of cash dividends on our common stock. The indentures relating to Dex Media’s senior notes permit us to make one or more distributions to our shareholders. However, the same indentures prohibit Dex Media from distributing funds to

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shareholders if the amount of such distribution, together with all other restricted payments made by Dex Media since November 8, 2002 exceed the sum of: (i) 100% of the adjusted earnings before interest, tax, depreciation and amortization accrued since January 1, 2003, less 1.4 times the consolidated interest expense for the same period; (ii) the aggregate net proceeds from the sale of capital stock of Dex Media; (iii) the amount of debt issued after the date of the indenture relating to the senior notes that is subsequently converted into capital stock; and (iv) certain payments received or credited to Dex Media by its unrestricted subsidiaries. In addition, in order to make any such distribution of funds to shareholders, Dex Media would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to its senior notes. In addition, the indentures governing the senior notes and senior subordinated notes of Dex Media East and Dex Media West include restrictions on their ability to pay dividends to Dex Media, which restricts the Company’s ability to pay cash dividends on our common stock. These restrictions did not adversely affect the Company’s ability to pay such dividends during the year ended December 31, 2005.

(d)  Basic and Diluted Income (Loss) Per Common Share

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands, except
	per share data)

Net income (loss)	$46,783	$(50,776)	$(75,036)
Dividend accumulated on Series A Preferred Stock	—	(3,929)	(8,594)

Income (loss) available to common shareholders	$46,783	$(54,705)	$(83,630)

Basic and Diluted income (loss) per share	$0.31	$(0.39)	$(1.09)

The following table reflects the basic and diluted weighted-average shares outstanding used to calculate basic and diluted net income (loss) per share.

	Year Ended December 31,
	2005	2004	2003

Denominator for basic net income (loss) per common share — weighted-average common shares outstanding	150,389,176	139,097,208	76,436,822
Dilutive impact of options and unvested restricted stock outstanding	2,164,647	—	—

Denominator for diluted net income (loss) per common share — weighted-average diluted common shares outstanding	152,553,823	139,097,208	76,436,822

For the years ended December 31, 2005, 2004 and 2003, the effect of 76,984, 4,992,802, and 4,991,460, respectively, of outstanding stock options were excluded from the calculation of diluted loss per common share because the effect of the assumed exercise was anti-dilutive. In addition, for the year ended December 31, 2003, the effect of 323,812 shares of Series A Preferred Stock were excluded from the calculation because the effect of the assumed conversion was anti-dilutive.

(e)  Rights Plan

In connection with the IPO, we entered into a rights agreement pursuant to which each share of our common stock has one right attached to it. Each right entitles the holder to purchase one one-thousandth of a share of a new series of our preferred stock designated as Series A junior participating preferred stock at an exercise price to be determined by our board of directors. Rights will only be exercisable under limited

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

circumstances specified in the rights agreement when there has been a distribution of the rights and such rights are no longer redeemable by us.

If any person or group, other than one involving Carlyle and WCAS, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock, or acquires shares representing 15% or more of the voting power of our outstanding common stock, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person (as to whom such rights will be null and void) to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each right. If we are involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the rights’ exercise price.

The rights will expire upon the tenth anniversary of the date of the rights agreement unless such date is extended or the rights are earlier redeemed or exchanged by us. At no time will the rights have any voting powers. The provisions of the rights agreement may be amended by our board of directors in some circumstances.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Dex Media in certain circumstances. Accordingly, the existence of the rights may deter certain acquirers from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with a potential acquirer on behalf of all of the stockholders.

No rights were exercised in connection with the Company’s merger on January 31, 2006 with and into FAC, a wholly owned subsidiary of Donnelley. FAC has not established any rights agreement. In connection with the consummation of the merger, the name of FAC was changed to Dex Media, Inc.

(f)  Stock-Based Awards

On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “2002 Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly owned subsidiaries. Effective May 2004, Dex Media adopted the Dex Media, Inc. 2004 Incentive Award Plan (the “2004 Plan”). The 2004 Plan provides for a variety of stock-based awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance-based awards and other stock-based awards. Effective with the adoption of the 2004 Plan, the Company discontinued grants under the 2002 Plan while the options outstanding under the 2002 Plan remain outstanding pursuant to the terms of that plan. Upon adoption of the 2004 Plan, 210,110 shares available for issuance under the 2002 Plan became available for issuance under the 2004 Plan. As of December 31, 2005, 5,868,572 shares of common stock were available for grant under the 2004 Plan and 2002 Plan. As of December 31, 2004, 6,251,650 shares of common stock were available for grant under the 2004 Plan and 2002 Plan.

The Compensation Committee of Dex Media determines the exercise price for each option. Outstanding options issued pursuant to the 2002 Plan vest in two segments. Subject to the optionee’s continued employment with the Company: (i) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after and (ii) 75% of the options granted will vest in full on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

EBITDA targets are met with respect to each year. Options outstanding issued pursuant to the 2004 Plan vest in equal annual installments over four years.

On October 5, 2005, Dex Media entered into a Retirement and General Release Agreement with Robert M. Neumeister, Jr. (the Company’s then-Executive Vice President and Chief Financial Officer) and on October 2, 2005, Dex Media entered into a Letter Agreement with Marilyn Neal (the Company’s then- Executive Vice President and Chief Operating Officer). These agreements, among other things, modified the terms of the stock options issued to these officers under the 2002 Plan. These modifications included accelerating the vesting and extending the life of certain options upon these officers’ termination. As a result of these modifications, the Company recorded stock-based employee compensation expense of $11.3 million during the year ended December 31, 2005 under the guidance of APB 25 and related interpretations. On October 5, 2005, Dex Media entered into Letter Agreements with its other officers which, among other things, included terms to accelerate the vesting of certain stock options upon consummation of the Donnelley Merger. There was no impact to the Company’s financial statements for the year ended December 31, 2005 as a result of these modifications.

On November 10, 2003, Dex Media declared and paid a distribution to its parent of $750.2 million. As a result of the distribution and as provided under the 2002 Plan, Dex Media adjusted the exercise price of all outstanding options to $6.00, effective November 2003. On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million, which was paid in February 2004. As a result of the distribution and as provided under the 2002 Plan, Dex Media adjusted the exercise price of outstanding options to $4.64 and increased the number of outstanding options by 9.3587%, effective February 2004. The effect of these changes has been included in the SFAS No. 123 pro forma net income (loss) below.

During the year ended December 31, 2005, 93,500 shares of restricted stock were granted with a weighted average grant date fair value of $23.34.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized below is information regarding options granted, exercised or forfeited under the 2004 Plan and 2002 Plan during the years ended December 31, 2005, 2004 and 2003:

			Weighted	Weighted
		Number of	Average	Average
	Number	Shares	Exercise	Grant Date
	of Options	Exercisable	Price	Fair Value

Options outstanding at December 31, 2002	1,587,440	—	$4.64
Options:
Granted below market price	224,480		4.64	$0.68
Granted at market price	3,179,540		4.64	1.37

Options outstanding at December 31, 2003	4,991,460		4.64
Options exercisable at December 31, 2003		953,350	4.64
Options:
Granted below market price	1,115,990		4.64	8.41
Granted at market price	137,300		24.36	6.26
Exercised	(953,350)		4.64
Forfeited	(298,598)		4.64

Options outstanding at December 31, 2004	4,992,802		5.19
Options exercisable at December 31, 2004		1,194,522	4.64
Options:
Granted at market price	43,918		22.86	5.35
Exercised	(314,578)		4.64
Forfeited	(96,682)		5.71

Options outstanding at December 31, 2005	4,625,460		5.38

Options exercisable at December 31, 2005		2,341,773	4.93

Summarized below is information regarding options outstanding under the 2004 Plan and 2002 Plan as of December 31, 2005:

			Weighted Average		Weighted Average
	Weighted Average		Remaining Contractual		Exercise Price
	Exercise Price	Options	Life (Years) of Options	Options	of Options
Range	of Options Outstanding	Outstanding	Outstanding	Exercisable	Exercisable

$4.64	$4.64	4,449,492	7.51	2,307,448	$4.64
$21.43-26.10	$23.99	175,968	9.06	34,325	$24.36

		4,625,460		2,341,773

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Had the Company accounted for the 2004 Plan and 2002 Plan under the minimum value or fair value method, as applicable, prescribed by SFAS No. 123, the pro forma results of the Company for years ended December 31, 2005, 2004 and 2003 would have been as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

Net income (loss):
As reported	$46,783	$(50,776)	$(75,036)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	7,758	763	—
Deduct: Stock-based employee compensation expense determined under minimum value or fair value based method, as applicable, for all awards, net of related tax effects	(1,956)	(1,369)	(256)

Pro forma	$52,585	$(51,382)	$(75,292)

Basic income (loss)per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.35	(0.40)	(1.10)
Diluted income (loss) per common share:
As reported	$0.31	$(0.39)	$(1.09)
Pro forma	0.34	(0.40)	(1.10)

Following are the weighted-average assumptions used to estimate the fair value of options granted under the 2004 Plan and 2002 Plan during the years ended December 31, 2005, 2004 and 2003. The assumptions for the year ended December 31, 2004 have been segregated between grants under the minimum value method of SFAS No. 123 prior to the IPO and grants valued utilizing the fair value method of SFAS No. 123 after the IPO.

		7/22/04 -	1/1/04 -
	2005	12/31/04	7/21/04	2003

Risk-free interest rate	3.93%	3.53%	3.21%	3.19%
Expected dividend yield	1.50%	1.50%	0%	0%
Expected option life (years)	5.0	5.0	5.0	5.0
Expected stock price volatility	22.68%	25.28%	0%	0%

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Income Taxes

The composition of the income tax provision (benefit) is as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

Federal:
Deferred	$26,347	$(26,788)	$(40,177)
Long-term valuation allowance	3,821	—	—
State rate change	—	(105)	—
Other	(4,507)	—	—

Total Federal	25,661	(26,893)	(40,177)

State and Local:
Current	10	—	—
Deferred	4,820	(4,879)	(7,552)
Long-term valuation allowance	697	—	—
State rate change	—	300	—
Other	1,588	—	—

Total State and Local	7,115	(4,579)	(7,552)

Total income tax provision (benefit)	$32,776	$(31,472)	$(47,729)

The effective tax rate differs from the statutory tax rate as follows:

	Year Ended December 31,
	2005	2004	2003

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net	3.9	3.9	4.3
Permanent differences	0.4	—	—
Valuation allowance	5.6	—	—
Other	(3.7)	(0.6)	(0.4)

Effective tax rate	41.2%	38.3%	38.9%

The Acquisitions (as more fully described in Note 1 (a)) were considered to be taxable asset acquisitions for income tax purposes. As a result, the Company recorded the tax basis of all acquired assets at their fair value at the date of acquisition. In addition, the Company acquired several intangible assets for tax purposes that are amortized on a straight-line basis over a 15-year period beginning with the date of acquisition.

For the year ended December 31, 2005, the Company generated a net operating loss of $5.3 million pending final tax filing. For the years ended December 31, 2004 and 2003, the Company generated a loss for tax purposes of $87.2 million and $106.8 million, respectively. Because the period from September 10, 2003 to December 31, 2003 for Dex Media West is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for the years ended December 31, 2005, 2004 and 2003 will expire in the years 2025, 2024 and 2023, respectively. No valuation allowance has been provided for the remaining net operating losses as, in management’s judgment, it is more likely than not that the net operating loss carryovers will be utilized before the end of the expiration periods. This presumption is based upon the book and taxable income expected to be generated by the Company over the

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

next several years. No significant payments for income taxes were made for the years ending December 31, 2005, 2004 and 2003.

The components of the net deferred tax assets are as follows (in thousands):

	As of December 31,
	2005	2004

Assets:
Book/tax difference in amounts owed to related party for employee benefit expenses not currently deductible	$5,218	$2,667
Book/tax difference in post employment benefit expenses not currently deductible	14,392	8,627
Net operating loss carryforward	82,940	107,294
Depreciation	6,080	—
Allowance for doubtful accounts	8,992	9,567
Mark-to-market adjustments	—	502
Other expenses not currently deductible	1,604	2,788

Total Assets	$119,226	$131,445

Liabilities:
Book/tax difference in employee benefit expenses previously deducted	455	876
Amortization of goodwill and other intangibles	26,446	25,395
Depreciation	20,596	6,438
Mark-to-market adjustments	836	—
Other expenses previously deducted	1,339	149

Total Liabilities	$49,672	$32,858

Valuation Allowance

Capitalized merger costs	$4,518	$—

Included in other noncurrent deferred tax (liabilities) assets as of December 31, 2005, 2004 and 2003 are $(0.8) million, $0.5 million and $2.6 million, respectively in deferred tax (liabilities) assets associated with mark-to-market adjustments for the Company’s derivative financial instruments, with the related benefit included in accumulated other comprehensive income (loss) on the consolidated balance sheets.

The Company was audited by the Internal Revenue Service (“IRS”) in 2005 for the tax years ending November 30, 2002 and 2003. As a result of this audit, $31.0 million of deferred tax assets was reclassified from net operating loss carryforward to amortization of goodwill and other intangibles.

Management of the Company believes that it is more likely than not that some of the deferred tax assets associated with capitalized merger and stock offering costs will not be realized in the future. Therefore, a valuation allowance has been established in the amount of $4.5 million to reduce the noncurrent deferred tax asset to realizable value.

Dex Media, Inc. had an ownership change under Internal Revenue Code section 382 upon the consummation of its merger with and into FAC, a wholly owned subsidiary of Donnelley, on January 31, 2006. It is expected that the consummation of the merger will not affect the Company’s ability to use its remaining net operating loss carryforwards.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Employee Benefit Plans

(a)  Pension and other post-retirement benefits

(i)  General description

Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”). The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provide medical, dental and life insurance benefits for certain retirees.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for 2005, 2004 or 2003. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred.

On December 8, 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”) was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As provided by FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” Dex Media elected to defer recognizing the effects of the Medicare Act on its post-retirement benefit plan in 2004. Effects of the Medicare Act are reflected in the measures of accumulated post-retirement obligation and net periodic post-retirement benefit costs in 2005. The impact was not material to the financial statements.

Effective February 1, 2004, Dex Media’s pension plan was amended to eliminate the death benefit previously provided to certain management employees. This amendment resulted in $0.2 million in annual expense savings and a reduction in the projected benefit obligation of $2.0 million.

Effective January 1, 2004, several changes were made to the Company’s retiree health care plan for management and Communications Workers of America (“CWA”) retirees resulting in $0.6 million in annual expense savings and a reduction in the projected benefit obligation of $4.5 million. The changes were as follows: (i) elimination of Company-provided post-65 medical coverage for management retirees; (ii) elimination of Medicare Part B reimbursement for management retirees; (iii) implementation of pre-65 retiree medical plan for all management employees with associated employee contributions; (iv) change in dental coverage to a voluntary retiree-paid plan for management and CWA retirees; and (v) a reduction in the life insurance benefit for management and CWA retirees.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii)  Obligations and funded status (in thousands)

	Pension Benefit		Post-Retirement Benefits
	Year Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Change in benefit obligation
Projected benefit obligation at beginning of period	$218,939	$202,781	$63,206	$55,479
Service cost	9,769	10,467	2,334	2,570
Interest cost	11,959	12,695	3,741	3,581
Amendments	—	—	—	—
Actuarial loss (gain)	7,781	15,566	(2,541)	2,294
Benefits paid	(1,053)	(22,570)	(1,631)	(718)
Plan settlements	(52,751)	—	—	—

Projected benefit obligation at end of period	$194,644	$218,939	$65,109	$63,206

Change in plan assets
Fair value of plan assets at beginning of period	$198,340	$194,025	$—	$—
Actual return on plan assets	11,345	26,885	—	—
Employer contribution	—	—	1,631	718
Benefits paid	(1,053)	(22,570)	(1,631)	(718)
Plan settlements	(52,751)	—	—	—

Fair value of plan assets at end of period	$155,881	$198,340	$—	$—

Funded status	$(38,763)	$(20,599)	$(65,109)	$(63,206)
Unrecognized net actuarial loss	10,584	1,827	4,102	6,687
Unrecognized prior service cost	(1,557)	(1,765)	(3,568)	(4,039)

Total accrued liabilities	$(29,736)	$(20,537)	$(64,575)	$(60,558)

The accumulated benefit obligation for the defined benefit pension plan was $177.3 million and $196.5 million at December 31, 2005 and 2004, respectively.

(iii)  Components of net periodic benefit cost (in thousands)

	Pension Benefit			Post-Retirement Benefits
	Year Ended			Year Ended
	December 31,			December 31,
	2005	2004	2003	2005	2004	2003

Service cost	$9,769	$10,467	$6,512	$2,334	$2,570	$1,230
Interest cost	11,959	12,695	8,494	3,741	3,581	2,426
Amortization of prior service costs	(208)	(208)	—	(470)	(471)	—
Expected return on plan assets	(15,629)	(16,246)	(9,700)	—	—	—
Recognized net actuarial loss	—	—	—	43	96	—
Loss from plan settlement	3,307	—	—	—	—	—

Total net periodic benefit cost	$9,198	$6,708	$5,306	$5,648	$5,776	$3,656

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

To compute its expected return on plan assets, Dex Media applies its expected rate of return to the market-related value of the pension plan assets. In computing the market-related asset value, companies may elect to amortize the difference between the actual return on plan assets and the expected return on plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” Dex Media elected to amortize actual returns on its plan assets falling outside a defined corridor over a five year period. Any actual returns falling within the corridor are recognized currently. Dex Media defined the corridor as a range that is 50% higher and 50% lower than the expected return on plan assets. For the year ending December 31, 2005, the corridor is defined as the range from 4.5% to 13.5%, based upon its expected return of 9.0%.

On August 1, 2005, a settlement of the Company’s defined benefit pension obligation occurred as defined by SFAS 88 “Employers Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits.” At that time, lump sum payments to participants exceeded the sum of the service cost plus interest cost component of the net periodic benefit costs for the year. The settlement resulted in the recognition of $3.3 million in actuarial losses. In addition, 2005 pension expense was recomputed based on assumptions as of the settlement date, including a decrease in the discount rate from 6.00% to 5.50%. This resulted in an immaterial change to pension expense for the remainder of the year.

(iv)  Assumptions

The actuarial assumptions used to compute the pension and other post-retirement net periodic benefit costs are based upon information available as of August 2, 2005, January 1, 2005, January 1, 2004 and January 1, 2003, respectively, and are as follows:

	Pension Benefits				Post-Retirement Benefits
	August 2-	January 1-
	December 31,	August 1,
	2005	2005	2004	2003	2005	2004	2003

Weighted average discount rate	5.50%	6.00%	6.25%	6.50%	6.00%	6.25%	6.50%
Weighted average rate of compensation increase	4.00%	4.00%	4.00%	4.65%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%	8.00%	N/A	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	N/A	N/A	9.50%	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate trendrate is reached	N/A	N/A	N/A	N/A	2014	2014	2013

The actuarial assumptions used to compute the projected benefit obligation for the plans are based upon information available as of December 31, 2005 and 2004, respectively, and are as follows:

	Pension Benefits		Post-Retirement Benefits
	2005	2004	2005	2004

Weighted average discount rate	5.75%	6.00%	5.75%	6.00%
Weighted average rate of compensation increase	4.00%	4.00%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	9.00%	9.50%
Ultimate healthcare cost trend rate	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2014	2014

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The discount rate is the current rate at which the pension and post-retirement obligations can effectively be settled as of the end of the calendar year. To determine this rate for each of the years presented, the Company selected an actuarially computed composite rate based upon high quality (AA-/Aa- rated or better), non-callable corporate bonds whose cash flows match the expected timing of the settlement of the pension and post-retirement obligations. The high quality corporate bond rates were based on information obtained from Standard and Poor’s.

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement plan. A one-percent change in the assumed healthcare cost trend rate would have had the following effects at December 31, 2005 (in thousands):

	One Percent Change
	Increase	Decrease

Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$214	$(184)
Effect on accumulated post-retirement benefit obligation (balance sheet)	$1,819	$(1,593)

(v)  Plan assets

Dex Media’s pension plan weighted-average asset allocations at December 31, 2005, by asset category, are as follows:

	Plan Assets at	Asset
	December 31,	Allocation
	2005	Target

Asset Category
Equity Securities	68%	65%
Debt Securities	25%	26%
Real Estate	5%	5%
Cash	2%	4%

Total	100%	100%

The plan’s assets are invested in accordance with investment practices that emphasize long-term investment fundamentals. The plan’s investment objective is to achieve a positive rate of return over the long-term from capital appreciation and a growing stream of current income that would significantly contribute to meeting the plan’s current and future obligations. These objectives can be obtained through a well-diversified portfolio structure in a manner consistent with the plan’s investment policy statement.

The plan’s assets are invested in marketable equity and fixed income securities managed by professional investment managers. The plan’s assets are to be broadly diversified by asset class, investment style, number of issues, issue type and other factors consistent with the investment objectives outlined in the plan’s investment policy statement. The plan’s assets are to be invested with prudent levels of risk and with the expectation that long-term returns will maintain and contribute to increasing purchasing power of the plan’s assets, net of all disbursements, over the long-term.

The plan’s assets in separately managed accounts may not be used for the following purposes: short sales, purchases of letter stock, private placements, leveraged transactions, commodities transactions, option strategies, investments in some limited partnerships, investments by the managers in their own securities, their affiliates or subsidiaries, investment in futures, use of margin or investments in any derivative not explicitly permitted in the plan’s investment policy statement.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2003, the Dex Media pension plan assumed an expected long-term rate of return of 8% in computing its net periodic pension cost. The basis used for determining this rate was the historical capital market returns for an asset mix similar to the Pension Plan’s 65% equity and 35% fixed income. Dex Media did not begin to manage the trust assets until November 1, 2003, when Qwest transferred assets from its pension trust to the Dex Media pension trust. From January 1, 2003 until the date of transfer, Qwest Asset Management Company managed the Dex Media pension assets as provided for in the Purchase Agreement. In determining the 2004 and 2005 expected long-term rate of return of 9%, Dex Media took into consideration the change in its asset allocation as well as the expectation that there is opportunity for active management of the trust’s investments to add value over the long term. The active asset management expectation was supported by calculating historical returns for the eight investment managers who were selected to actively manage the trust’s assets.

(vi)  Cash flows

Dex Media does not expect to make any contributions to its pension plan in 2006.

The pension benefits and post-retirement benefits expected to be paid in each year 2006-2010 and the aggregate benefits expected to be paid 2011-2015 are as follows (in thousands):

	Pension	Post-Retirement
	Benefits	Benefits

2006	$22,509	$2,830
2007	14,995	2,289
2008	15,286	2,821
2009	16,455	3,355
2010	17,276	3,904
2011-2015	89,733	26,069

The expected benefits to be paid are based on the same assumptions used to measure the Company’s benefit obligations at December 31, 2005 and include estimated future employee service.

(vii)  Subsequent Events

As more fully described in Note 14, on January 31, 2006, the Company merged with Donnelley. At this time and for the remainder of 2006, there are no plans to change any of the existing employee benefits.

(b)  401(k) plan

Effective November 1, 2002, Dex Media adopted a defined contribution benefit plan covering substantially all management and occupational employees of Dex Media. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution of the employees is limited to the maximum amount determined by the Internal Revenue Service.

Dex Media matches a percentage of employee contributions, and those matching contributions as recorded by the Company in the statement of operations were $6.3 million, $6.7 million, and $3.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Effective January 1, 2004, Dex Media increased the matching formula for all management employees participating in its defined contribution plan from 100% on the first 3% of employee contributions to 100% on the first 4% of employee contributions and 50% on the next 2% of employee contributions.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Commitments and Contingencies

(a)  Lease commitments

The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases as of December 31, 2005, are as follows (in thousands):

2006	$11,912
2007	10,763
2008	8,591
2009	5,558
2010	3,750
Thereafter	7,097

$47,671

The Company recorded rent expense under the provisions of SFAS No. 13 “Accounting for Leases” for operating leases of $20.4 million, $17.7 million and $11.6 million for the years ended December 31, 2005, 2004 and 2003.

As required by the Dex East Purchase Agreement, Dex Media East has leased its Englewood facility (located at 198 Inverness Drive West in Englewood, Colorado) from Qwest on terms and conditions that are reasonably acceptable to the Company. The aggregate lease commitments disclosed above include the amounts associated with this provision of the agreement.

(b)  Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

(c)  Collective Bargaining Agreement

As of December 31, 2005, 22% and 44% of the Company’s employees were members of the International Brotherhood of Electrical Workers (“IBEW”) and the Communication Workers of America (“CWA”), respectively. The collective bargaining agreement covering the IBEW members’ employment will expire in May 2006 and the collective bargaining agreement covering the CWA members’ employment will expire in October 2006.

13.	Related Party Transactions

In connection with the Acquisitions, the Company entered into management consulting agreements with each of Carlyle and WCAS. Each agreement allowed the Company access to Carlyle and WCAS’s expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of Carlyle and WCAS received a one-time transaction fee for structuring the transactions related to the Dex East Acquisition and the Dex West Acquisition of $15.0 million and $20.1 million, respectively. In addition, each of Carlyle and WCAS received an annual advisory fee of $2.0 million for advisory, consulting and other services. The annual advisory fees payable under the agreements were terminated for a one-time fee of $10.0 million paid to each of Carlyle and WCAS in conjunction with the IPO. Thereafter, Carlyle and WCAS maintained the right to act as Dex Media’s financial advisor or investment banker in conjunction with any merger, acquisition, disposition,

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

finance or the like in return for additional reasonable compensation and expenses as may be agreed upon by the parties. Pursuant to these management consulting agreements, the Company incurred $2.0 million and $2.6 million in annual advisory fees for the years ended December 31, 2004 and 2003, respectively. The management consulting agreements have been terminated. No amounts were owed to Carlyle or WCAS at December 31, 2005.

During February 2003, Dex Media entered into a five-year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of its core production platform. This project is designed to upgrade the Company’s existing software system to enhance its functionality. WCAS was a shareholder of Amdocs at the time the Company entered into the agreement and ceased to be a shareholder during 2004. For the years ended December 31, 2005, 2004 and 2003, the Company paid Amdocs $33.5 million, $47.6 million and $15.0 million, respectively, under this agreement and other related on-going support.

14.	Subsequent Events

As discussed in Note 1(a), Dex Media merged with Donnelley on January 31, 2006. Pursuant to the Agreement and Plan of Merger dated October 3, 2005, each issued and outstanding share of Dex Media common stock was converted into $12.30 in cash and 0.24154 of a share of Donnelley common stock, resulting in an aggregate cash value of $1.9 billion and an aggregate stock value of $2.2 billion, based on 36,547,381 newly issued shares of Donnelley common stock. All outstanding stock options of Dex Media were converted into stock options of Donnelley at a ratio of 1 to 0.43077 and the 2002 Plan and 2004 Plan governing those Dex Media stock options were terminated. Additionally, Donnelley assumed Dex Media’s outstanding indebtedness on January 31, 2006 with a fair value of $5.7 billion. The acquired Dex Media directory business now operates as Dex Media, Inc., one of Donnelley’s direct wholly owned subsidiaries.

As a result of the modifications discussed in Note 9(f), stock options to purchase approximately 1.3 million shares of Dex Media common stock became fully exercisable immediately prior to the consummation of the Donnelley Merger. Dex Media expects to recognize additional stock compensation expense in its January 2006 financial statements as a result of these modifications.

Costs of $11.7 million related to the Donnelley Merger are included in the statement of operations for the year ended December 31, 2005. These costs relate primarily to financial advisory, legal and accounting fees and are included in general and administrative expense.

In connection with the Donnelley Merger, on January 31, 2006, Dex Media, as successor to Dex Media, Inc. (“DMI”), entered into an Amended and Restated Credit Agreement (the “Amended West Credit Agreement”), by and among Dex Media West, Inc. (“Dex West”), Dex Media West, the administrative agent and the lenders and other agents parties thereto, relating to the Credit Agreement, dated as of September 9, 2003, as amended (the “Original West Credit Agreement”), among DMI, Dex West, the Dex Media West, the administrative agent and the lenders and other agents parties thereto.

The Amended West Credit Agreement amends and restates the Original West Credit Agreement in its entirety, to, among other things: (i) permit the Donnelley Merger; (ii) provide up to $503 million of Tranche B-1 term loans to redeem certain indebtedness in connection with change in control offers required to be made as a result of the Donnelley Merger and to fund a portion of the cash consideration to be paid to DMI’s stockholders in connection with the Donnelley Merger, and $50 million of which may also be used for general corporate purposes; (iii) permit certain additional restricted payments to Dex Media; (iv) modify the financial performance covenants contained in the Original West Credit Agreement; and (v) provide for shared service arrangements between R.H. Donnelley Inc., an affiliate of Dex Media, and its subsidiaries (collectively, the “RHDI Entities”), on the one hand, and Dex Media and its subsidiaries (collectively, the “Dex Entities”), on the other hand.

DEX MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, in connection with the Amended West Credit Agreement, Dex Media, Dex West and its subsidiaries reaffirmed, pursuant to a Reaffirmation Agreement dated as of January 31, 2006 (the “West Reaffirmation Agreement”) that the obligations under the Amended West Credit Agreement continue to be secured by: (i) the pledge of the stock of Dex West under that certain Pledge Agreement dated as of November 10, 2003 and (ii) the assets of and guarantee by Dex West and its subsidiaries pursuant to the terms of that certain Amended and Restated Guarantee and Collateral Agreement, dated as of September 9, 2003.

In addition, on January 31, 2006, the Company entered into an Amended and Restated Credit Agreement (the “Amended East Credit Agreement”), by and among Dex Media East, Inc. (“Dex East”), Dex Media East, the administrative agent and the lenders and other agents parties thereto, relating to the Credit Agreement, dated as of November 8, 2002, as amended (the “Original East Credit Agreement”), among DMI, Dex East, Dex Media East, the administrative agent and the lenders and other agents parties thereto.

The Amended East Credit Agreement amends and restates the Original East Credit Agreement in its entirety, to, among other things: (i) permit the Donnelley Merger; (ii) permit certain additional restricted payments to Dex Media; (iii) modify the financial performance covenants contained in the Original East Credit Agreement; and (iv) provide for shared service arrangements between the RHDI Entities, on the one hand, and the Dex Entities, on the other hand.

In addition, in connection with the Amended East Credit Agreement, Dex Media, Dex East and its subsidiaries reaffirmed, pursuant to a Reaffirmation Agreement dated as of January 31, 2006 (the “East Reaffirmation Agreement”) that the obligations under the Amended East Credit Agreement continue to be secured by: (i) the pledge of the stock of Dex East under that certain Pledge Agreement dated as of November 10, 2003 and (ii) the assets of and guarantee by Dex East and its subsidiaries pursuant to the terms of that certain Amended and Restated Guarantee and Collateral Agreement, dated as of November 8, 2002.

In connection with the Donnelley Merger, on January 31, 2006, Dex Media entered into three supplemental indentures (the “Supplemental Indentures”) with U.S. Bank National Association, as trustee (the “Trustee”) to amend: (i) the Indenture, dated as of November 10, 2003, as amended (the “8% Notes Indenture”), between DMI and the Trustee relating to DMI’s 8% Notes due 2013 (the “8% Notes”); (ii) the Indenture, dated as of November 10, 2003, as amended (the “2003 Discount Notes Indenture”), between DMI and the Trustee relating to DMI’s 9% Discount Notes due 2013 (the “2003 Discount Notes”); and (iii) the Indenture, dated as of February 11, 2004, as amended (the “2004 Discount Notes Indenture”), between DMI and the Trustee relating to DMI’s 9% Discount Notes due 2013 (the “2004 Discount Notes”). Pursuant to the Supplemental Indentures, Dex Media assumed DMI’s obligations under the 8% Notes, 2003 Discount Notes and 2004 Discount Notes, and agreed to comply with the conditions and covenants under the 8% Notes Indenture, 2003 Discount Notes Indenture and 2004 Discount Notes Indenture.

In connection with the Donnelley Merger and the entry into the Amended West Credit Agreement, on January 31, 2006, the Company and the administrative agent party thereto also entered into a Termination Agreement (the “Termination Agreement”) to terminate certain support obligations of Dex Media, as successor to DMI, under the Agreement, dated September 9, 2003, between DMI and the administrative agent (the “Support Agreement”). Under the Support Agreement, DMI was required to retain and pledge to the administrative agent a calculated amount of certain dividends or distributions received by DMI with respect to equity interests of Dex East and its subsidiaries to secure the obligations of DMI to purchase subordinated participations in loans or other letters of credit in the event of the acceleration of the obligations of the West Borrower under the Original West Credit Agreement.